UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 14, 2016

Indo Global Exchange(s) Pte., Ltd

(Exact name of registrant as specified in its charter)

Nevada	000-53438	48-1308991
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

37 Columbine Drive
Glenmont, New York 12077

(Address of principal executive offices)

(702) 550-2347

 (Registrant’s telephone number, including area code)

Menara Standard Chartered, Jl. Prof. Dr. Satrio 30th Floor
Jakarta, Indonesia

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY FOOTNOTE

As discussed below, effective October 13, 2016, Indo Global Exchange(s) PTE, Ltd., a Nevada corporation (“Indo Global” or the “Company”), entered into an Asset Purchase Agreement for the purchase of certain assets, specifically the Nemegosenda specialty metals and rare earth project from Nio Star Corporation, a wholly-owned subsidiary of Sarissa Resources Inc. (“Sarissa”) for Company shares to be issued in a Form S-1 offering registered under the Securities Act of 1933. The disclosures following provide the details of such acquisition and contemplated registration of the Company shares to be issued and associated housekeeping details.

ITEM 1.01.            ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
ITEM 2.01.            COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS
ITEM 5.02.            DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COM-PENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

Indo Global Exchange(s) Pte, Ltd. (OTC Markets: IGEX) (“Indo Global” or the “Company”) announced last Wednesday the acquisition of the Nemegosenda specialty metals and rare earth project from a Canadian subsidiary of Sarissa. (OTC Markets Pink:  SRSR) (Sarissa). Under the terms of the acquisition and associated Board resolutions dated October 14, 2106, (i) the Company will file a Form S-1 to facilitate a distribution of shares so that 95% of the Indo Global shares held by existing Sarissa shareholders and creditors as of the record date while 5% will be held by existing Indo Global shareholders and (ii) one current Sarissa director (Daniel Byrne), effective immediately, will join the Board of Indo Global, making a total of two at the time of filing this Form 8-K, and he will serve as President and CEO. Otto Pichler will join the Company as CFO, Treasurer, Secretary effective October 20, 2016. There are no special arrangements or employment contracts contemplated at this time.

The distribution of the shares here contemplated will be issued upon an associated Registration Statement under the Securities Act of 1933 being filed and declared effective. Prior to the Form S-1 being filed with the Securities and Exchange Commission, the Company will conduct a three party holding company corporate reorganization pursuant to Delaware Section 251(g) of the General Corporation Law of Delaware, or its functional equivalent (the “Reorganization”), whereby the surviving public and trading entity will be a newly formed corporation with the name of “Niobium Technology Corporation.”  Sarissa shareholders will receive one new share of Indo Global for every 20 existing Sarissa shares held. The Company intends to file for a name change to Niobium Technology Corporation as well a symbol change to NBTC, or another symbol acceptable to the Financial Industry Regulatory Authority, Inc. (FINRA).

The Nemegosenda property being acquired by the Company consists of an approximately 1,800-acre property located near Chapeau, Ontario. Exploration and geological work have been completed by Dominion Gulf Company in the late 1950’s and early 1960’s, by Eastmaque Gold Mines/International Musto in the 1980’s and more recently by Sarissa.  In total, diamond drilling of 84 holes totaling over 15,500 meters has been completed.  A historic estimate was prepared by G.E. “Red” Parsons for Dominion Gulf Company that indicated for the D Zone “20,000,000 tons of 0.47 percent Nb2O5 material in a block 600 by 800 feet in size and to depths up to 600 feet,” based on Gulf’s drilling and a 580 foot adit A 36-tonne bulk sample on extracted to subsequently was used by The Colorado School of Mines Research Institute in a pilot plant where Niobium extraction from the ore was consistently at the 85% to 90% leve1.  An Economic Analysis of the project was completed in 1962 by B.J. Lerner for Dominion Gulf Company which demonstrated the projects projected feasibility at that time. It is not certain that these results will be attained.

The historical resources estimate, the historical feasibility and the historical metallurgical testing are based on data obtained by previous owners in the 1960s. A qualified person, as defined under NI-43-101, has not done sufficient work to comment on the relevance or reliability of this historical estimate. The Company is not treating the historical estimate as, nor can the historical estimates be relied upon as, verification of current mineral resources or reserves.

Niobium, also known as columbium, is a rare metal primarily obtained from pyrochlore, a mineral found occurring in carbonatites. Well known for its use in steel alloys to add corrosion resistance and maintain high conductive properties, niobium’s melting point of 2,468°C enables the metal’s alloys to maintain their qualities at very high temperatures. Approximately 89% of worldwide niobium consumption is dedicated to the production of steel while 9% is used in the production of “super alloys” and the final 2% is used in the development of superconductor applications within the technology, electronics and medical industries.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

Exhibit Number	Description
2.1	Asset Purchase Agreement and associated Exhibits dated as of October 14, 2016, by and among Indo Global Exchange(s) Pte., Ltd; Nio-Star Corp.; and Sarissa Resources Inc.
99.1	October 13, 2016 Company Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Indo Global Exchange(s) Pte., Ltd. (Registrant)

Date: October 19, 2016	By	/s/ John O’Shea
John O’Shea President, CEO and Director